Exhibit 5.1
[JONES DAY LETTERHEAD]
July 11, 2011
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
     Re:     Registration Statement on Form S-4 of Cumulus Media Inc.
Ladies and Gentlemen:
     We have acted as counsel to Cumulus Media Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 180,362,411 shares of the Company’s Class A common stock, par value $.01 per share (the “Class A Shares”), pursuant to the Agreement and Plan of Merger, dated as of March 9, 2011 (the “Merger Agreement”), by and among Citadel Broadcasting Corporation, a Delaware corporation (“Citadel”), the Company, Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), a Delaware corporation and a wholly owned subsidiary of the Company (“Holdco”), and Cadet Merger Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), which provides for the merger of Merger Sub with and into Citadel, with Citadel as the surviving corporation and a wholly owned subsidiary of Holdco. Pursuant to the terms of the Merger Agreement, in order to comply with the Communications Act of 1934, as amended (the “Communications Act”) or the rules and policies of the Federal Communications Commission (the “FCC”), securityholders of Citadel may, in lieu of receiving Class A Shares, as described above, receive shares of the Company’s non-voting Class B common stock, par value $.01 per share (the “Class B Shares” and together with the Class A Shares, the “Shares”), or warrants to purchase either Class A Shares (the “Class A Warrants”) or Class B Shares (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”), at the effective time of the merger under the Merger Agreement (the “Merger”). Any Class B Shares issued, or issuable upon exercise of any Class B Warrants that are issued, pursuant to the terms of the Merger Agreement will be convertible by their terms into Class A Shares. The Shares and the Warrants are included in a registration statement on Form S-4 under the Securities Act of 1933 (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2011 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Shares, when issued and delivered pursuant to (a) the terms of the Merger Agreement, (b) the Warrants, or (c) in the case of Class A Shares issued upon conversion of Class B Shares, the Company’s Amended and Restated Certificate of Incorporation (as the same may be amended from time to time, the “Certificate of Incorporation”), in each case as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

Cumulus Media Inc.
July 11, 2011

     2. The Warrants, when issued and delivered pursuant to the terms of the Merger Agreement, the applicable Warrant Agreement (as defined below) and as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Shares and Warrants pursuant to the terms of the Merger Agreement); (ii) the definitive terms of the Warrants and each class of Shares will have been established in accordance with (a) the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof), (b) the terms of the Certificate of Incorporation, as filed and effective with the Secretary of State of the State of Delaware at the time that such Shares and Warrants are issued, and (c) applicable law; (iii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”); (iv) the Company will issue and deliver the Shares and the Warrants in the manner contemplated by the Registration Statement and the Shares issuable upon conversion, exchange or exercise of the Warrants, or of other Shares, will have been authorized and reserved for issuance in each case within the limits of the then-remaining authorized but unreserved and unissued amounts of such Shares; (v) the resolutions authorizing the Company to issue, offer and sell the Shares and Warrants will remain in full force and effect at all times at which the Shares and Warrants are offered or sold by the Company; and (vi) all Shares and Warrants will be issued in compliance with applicable federal and state securities laws.
     With respect to the Warrants, we have further assumed that: (i) the Warrants will be issued pursuant to an applicable warrant agreement approved by us (each, a “Warrant Agreement” and collectively, “Warrant Agreements”) to be entered into between the Company and an entity selected by the Company to act as warrant agent (the “Warrant Agent”), which will have been authorized, executed and delivered by the Company and the Warrant Agent; (ii) the Warrants will be authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement; and (iii) the Warrant Agreement will constitute a valid and binding obligation of the Warrant Agent.
     The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Cumulus Media Inc.
July 11, 2011

     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     The opinions expressed herein are limited to the laws of the State of New York and the DGCL, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

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